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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


Name of Subsidiary                      State of Incorporation

Intercardia, Inc.                       Delaware
CPEC, Inc.                              Nevada
Aeolus Pharmaceuticals, Inc.            Delaware
Renaissance Cell Technologies, Inc.     Delaware
InterNutria, Inc.                       Delaware
IPL Management Corp.                    Massachusetts